Exhibit 99.1        Press Release dated July 29, 2019

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2019 SECOND QUARTER FINANCIAL RESULTS

Pleasanton, CA – July 29, 2019 -

• Updating “2020 Plan” targets primarily due to rising raw material costs and slower U.S. housing starts
● Declared a $0.23 per share cash dividend

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the second quarter of 2019. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

2019 Second Quarter Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended June 30, 2019 with the quarter ended June 30, 2018.

•	Consolidated net sales of $304.9 million decreased 1.0% from $308.0 million.

◦
North America net sales of $259.1 million decreased 0.3% from $259.8 million, primarily due to lower sales volume, partly offset by higher average product prices. Canada's net sales were negatively affected by foreign currency translation.

◦
Europe net sales of $43.6 million decreased 4.7% from $45.8 million, primarily due to approximately $2.8 million of negative foreign currency translations resulting from some Europe currencies weakening against the United States dollar. In local currency, Europe net sales increased primarily due to increases in average product prices.

•	Consolidated gross profit of $134.2 million decreased 4.5% from $140.6 million. Gross margin decreased to 44.0% from 45.6%.

◦
North America gross margin decreased to 45.1% from 47.6%, primarily due to increases in material costs, factory and overhead costs (on lower production) and labor costs, each as a percentage of net sales.

◦
Europe gross margin decreased to 37.0% from 38.2%, primarily due to increases in factory and overhead costs and material costs, each as a percentage of net sales. Europe gross profit was also negatively affected by foreign currency translation.

•
Consolidated income from operations of $53.7 million decreased 12.7% from $61.4 million. The decrease in income from operations was primarily due to the reduction in gross profit and increased general and administrative expenses, including $5.4 million in higher consulting and professional fees, partially offset by $2.8 million in lower cash profit sharing and personnel expense. Consolidated income from operations for the second quarter of 2019 included a $0.4 million gain on sale as a result of the consolidation of two of the Company’s operating facilities into a single location. Consolidated operating margin decreased to 17.6% from 19.9%.

◦	North America income from operations of $50.1 million decreased 16.5% from $60.0 million, primarily due to the reduction in gross profit and increased general and administrative costs.

◦	Europe income from operations of $4.7 million increased from $3.7 million, primarily due to lower operating expenses such as severance costs recorded in 2018, which were not repeated in 2019.

•	The Company's effective income tax rate decreased to 26.4% from 27.2%.

•	Consolidated net income was $39.6 million, or $0.88 per diluted share of the Company's common stock, compared to net income of $44.1 million, or $0.94 per diluted share.

Year-to-Date (6-month) 2019 Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the six months ended June 30, 2019 with the six months ended June 30, 2018.

•	Consolidated net sales of $564.1 million increased 2.0% from $552.8 million.

◦
North America net sales of $480.5 million increased 3.1% from $466.0 million primarily due to increased average product prices, partly offset by lower sales volumes. Canada's net sales were negatively affected by approximately $1.0 million due to foreign currency translation. In local currency, Canada net sales increased primarily due to increases in average product prices.

◦
Europe net sales of $79.4 million decreased 3.2% from $82.1 million, primarily due to approximately $5.8 million of negative foreign currency translations resulting from some Europe currencies weakening against the United States dollar. In local currency, Europe net sales increased primarily due to increases in average product prices.

•	Consolidated gross profit of $244.4 million decreased 1.5% from $248.2 million. Gross margin decreased to 43.3% from 44.9%.

◦
North America gross margin decreased to 44.8% from 47.3%, primarily due to increases in material costs, labor costs and factory and overhead costs (on lower production), each as a percentage of net sales.

◦
Europe gross margin decreased slightly to 34.9% from 35.4%, primarily due to an increase in material costs as a percentage of net sales. Europe gross profit was negatively affected by foreign currency translation.

•
Consolidated income from operations of $83.7 million decreased 11.1% from $94.1 million. The decrease in income from operations was primarily due to increased general and administrative expenses, including $5.8 million in increased consulting and professional fees as well as a reduction in gross profit. Consolidated operating margin decreased to 14.8% from 17.0%.

◦	North America income from operations of $82.9 million decreased 14.1% from $96.4 million, primarily due to the reduction in gross profit and increased general and administrative costs.

◦	Europe income from operations of $4.3 million increased from $2.1 million, primarily due to lower operating expenses such as severance costs recorded in 2018, which were not repeated in 2019.

•	The Company's effective income tax rate decreased to 25.1% from 25.4%.

•	Consolidated net income was $62.2 million, or $1.38 per diluted share of the Company's common stock, compared to net income of $69.5 million, or $1.48 per diluted share.

•	Cash flow provided by operating activities decreased approximately $1.8 million to $53.6 million from $55.4 million.

•	Cash flow used in investing activities decreased approximately $0.8 million to $16.3 million from $17.0 million. Capital expenditures were approximately $15.3 million compared to $19.0 million.

Management Commentary

“Our 2019 second quarter net sales of $304.9 million were down 1% year-over-year primarily due to lower sales volume,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “U.S. housing starts remained soft throughout the first half of the year due to unusually wet and cold weather conditions across the U.S. This impacted sales volume as it relates to our wood products and offset any positive benefit we received from higher selling prices following the July 1, 2018 price increase we enacted in response to rising raw material costs. In addition, U.S. housing starts in the second quarter of 2018 were very strong, with the south and west up 14% and 8% year-over-year, respectively, compared to the south up only 5% and the west down 6% year-over-year in the second quarter of 2019."

Mrs. Colonias continued, “Since unveiling our 2020 Plan in October 2017, we have made strides in providing transparency into our strategic plan and financial objectives to position Simpson for long-term sustainable and increasingly profitable growth. That said, the macro landscape has changed over the past seven quarters with tariffs and trade uncertainties contributing to a global growth slowdown. While we have made significant efforts to mitigate headwinds associated with these macro trends, rising raw material costs have continued to pressure our margins. As a result, we are updating our 2020 Plan expectations for our operating margin, inventory turns and return on invested capital. We believe these goals continue to represent significant improvements to our business.”

Mrs. Colonias concluded, “While weaker overall market demand negatively impacted our sales volume during the first half of 2019, we are confident we have not lost share in our core wood connector business. For the remainder of the year, we are cautiously optimistic housing starts will pick up and enable healthier demand levels. We remain committed to operational excellence through execution on our 2020 Plan and other strategic initiatives and focusing on the areas of our business we can control to drive long-term shareholder value.”

2020 Plan

On October 30, 2017, Simpson released a 2020 Plan to position itself for long-term sustainable growth and improved operating leverage. In response to rising raw material costs, which have continued to pressure the Company’s gross margin, today Simpson is updating the following components of the 2020 Plan as follows:

•
The Company expects its consolidated operating margin to be in the range of 16% to 17% by fiscal 2020 from 16.4% in 2016. This is a downward revision from its prior 2020 target for consolidated operating margin of approximately 21% to 22%. Importantly, Simpson’s success in rationalizing its cost structure has helped mitigate further downward pressure on this target.

•
Due to a combination of rising raw material costs and then soon-to-be tariffed finished goods from China, the Company pro-actively built up its anchor inventory, bought an additional allotment of steel (in late 2018) in order to mitigate the potential impact of product availability and built-up inventory to ensure customer needs are met during the SAP roll-out. As a result, the Company no longer believes it can double its inventory turns from 2x in 2016 to 4x by fiscal 2020. The Company continues to focus on reducing its total SKU count and continues to implement Lean principles in all factories to improve working capital management.

•	The Company now expects to achieve a return on invested capital (1) target within the range of 15% to 16% by the end of 2020 from 10.5% in 2016.

The Company is reiterating the remaining components of the 2020 Plan as follows:

•	The Company expects to achieve organically a net sales compound annual growth rate of approximately 8% from $860.7 million reported in fiscal 2016 through fiscal 2020.

•	The Company seeks to reduce its total operating expenses as a percent of net sales from 31.8% in fiscal 2016 to a range of 26.0% to 27.0% through fiscal 2020.

•	The Company remains committed to continue returning 50% of its cash flow from operations in the form of both dividends and share repurchases to its shareholders through fiscal 2020.

Corporate Developments

•
On July 25, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.23 per share. The dividend will be payable on October 24, 2019 to the Company's stockholders of record as of October 3, 2019.

Business Outlook

Based on current business trends and conditions, our outlook for fiscal year 2019 is expected to be as follows:

•	2019 full-year gross margin is estimated to be in the range of approximately 43.5% to 44.0%, lower than our previous estimate of 44.5% to 45.5%.

•	2019 full-year operating expenses, as a percentage of net sales, is estimated to be between approximately 27.5% and 28.5%.

•	2019 full-year effective tax rate is estimated to be between approximately 25% to 27%, including both federal and state income tax rates.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s second quarter 2019 financial results conference call on Monday, July 29, 2019, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=135003 or a link on the Company’s website at www.simpsonmfg.com/financials/events.html. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, August 12, 2019, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13691887. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's Web site.

(1)
When referred to above, the Company’s return on invested capital (“ROIC”) for a fiscal period is calculated based on (i) the net income of the last four quarters as presented in the Company’s condensed consolidated statements of operations prepared pursuant to generally accepted accounting principles in the U.S. (“GAAP”), as divided by (ii) the average of the sum of the total stockholders’ equity and the total long-term liabilities at the beginning of and at the end of such period, as presented in the Company’s consolidated balance sheets prepared pursuant to GAAP for that applicable year. For the purposes of comparability in this calculation, total long-term liabilities excludes long-term finance lease liabilities, which were recognized as of June 30, 2019 as a result of the January 1, 2019 adoption of ASU 2016-02. As such, the Company’s ROIC, a ratio or statistical measure, is calculated using exclusively financial measures presented in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2 IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include, among others, those discussed under Item 1A. Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K and subsequent filings with the SEC.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2019	2018	2019	2018
Net sales	$304,853	$308,007	$564,097	$552,786
Cost of sales	170,674	167,442	319,664	304,599
Gross profit	134,179	140,565	244,433	248,187
Research and development and engineering expense	11,055	11,249	23,316	22,399
Selling expense	28,687	29,201	56,799	56,774
General and administrative expense	41,345	38,807	80,893	76,206
Total operating expenses	81,087	79,257	161,008	155,379
Gain on disposal of assets	(561)	(125)	(251)	(1,309)
Income from operations	53,653	61,433	83,676	94,117
Interest expense, net and other	147	(871)	(616)	(873)
Income before taxes	53,800	60,562	83,060	93,244
Provision for income taxes	14,223	16,476	20,821	23,729
Net income	$39,577	$44,086	$62,239	$69,515
Earnings per common share:
Basic	$0.89	$0.95	$1.39	$1.50
Diluted	$0.88	$0.94	$1.38	$1.48
Weighted average shares outstanding:
Basic	44,671	46,323	44,772	46,468
Diluted	44,972	46,677	45,089	46,842
Cash dividend declared per common share	$0.23	$0.22	$0.45	$0.43
Other data:
Depreciation and amortization	$9,757	$9,945	$19,515	$19,633
Pre-tax equity-based compensation expense	$2,494	$2,904	$6,600	$6,020

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	June 30,		December 31,
(Amounts in thousands)	2019	2018	2018
Cash and cash equivalents	$141,731	$155,035	$160,180
Trade accounts receivable, net	191,282	211,179	146,052
Inventories	266,142	258,180	276,088
Other current assets	14,795	15,772	17,209
Total current assets	613,950	640,166	599,529
Property, plant and equipment, net	252,710	269,127	254,597
Operating lease right-of-use assets	35,111	—	—
Goodwill	132,312	136,398	130,250
Other noncurrent assets	35,835	40,196	37,287
Total assets	$1,069,918	$1,085,887	$1,021,663
Trade accounts payable	$39,241	$47,985	$34,361
Accrued liabilities and other current liabilities	117,600	120,007	117,219
Total current liabilities	156,841	167,992	151,580
Operating lease liabilities	28,164	—	—
Deferred income tax and other long-term liabilities	16,092	14,093	14,569
Stockholders' equity	868,821	903,802	855,514
Total liabilities and stockholders' equity	$1,069,918	$1,085,887	$1,021,663

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(Amounts in thousands)	2019	2018	change*	2019	2018	change*
Net Sales by Reporting Segment
North America	$259,073	$259,822	(0.3)%	$480,504	$466,034	3.1%
Percentage of total net sales	85.0%	84.4%		85.2%	84.3%
Europe	43,648	45,784	(4.7)%	79,428	82,077	(3.2)%
Percentage of total net sales	14.3%	14.9%		14.1%	14.8%
Asia/Pacific	2,132	2,401	(11.2)%	4,165	4,675	(10.9)%
	$304,853	$308,007	(1.0)%	$564,097	$552,786	2.0%
Net Sales by Product Group**
Wood Construction	$258,416	$260,103	(0.6)%	$476,029	$472,650	0.7%
Percentage of total net sales	85%	84%		84%	86%
Concrete Construction	46,360	47,859	(3.1)%	87,936	80,015	9.9%
Percentage of total net sales	15%	16%		16%	14%
Other	77	45	N/M	132	121	N/M
	$304,853	$308,007	(1.0)%	$564,097	$552,786	2.0%
Gross Profit (Loss) by Reporting Segment
North America	$116,906	$123,639	(5.4)%	$215,303	$220,377	(2.3)%
North America gross margin	45.1%	47.6%		44.8%	47.3%
Europe	16,142	17,480	(7.7)%	27,697	29,048	(4.7)%
Europe gross margin	37.0%	38.2%		34.9%	35.4%
Asia/Pacific	1,154	343	N/M	1,473	530	N/M
Administrative and all other	(23)	(897)	—%	(40)	(1,768)	—%
	$134,179	$140,565	(4.5)%	$244,433	$248,187	(1.5)%
Income (Loss) from Operations***
North America	$50,100	$59,991	(16.5)%	$82,864	$96,444	(14.1)%
North America operating margin	19.3%	23.1%		17.2%	20.7%
Europe	4,725	3,688	28.1%	4,341	2,099	106.8%
Europe operating margin	10.8%	8.1%		5.5%	2.6%
Asia/Pacific	248	(673)	N/M	(294)	(1,663)	N/M
Administrative and all other	(1,420)	(1,572)	N/M	(3,235)	(2,763)	N/M
	$53,653	$61,434	(12.7)%	$83,676	$94,117	(11.1)%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
***
Beginning in the first quarter of 2019, income from inter-segment sales, previously included in income from operations for segment reporting, is now presented below income from operations. Income from inter-segment sales eliminates in consolidation but was an expense in the North America and Europe segment and income in the Asia/Pacific segment.

N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400